EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Sterling Capital Funds:

We consent to the use of our report dated November 21, 2014, with respect to the financial statements of Sterling Capital Large Cap Value Diversified Fund, Sterling Capital Mid Value Fund, Sterling Capital Small Cap Value Diversified Fund, Sterling Capital Special Opportunities Fund, Sterling Capital Equity Income Fund, Sterling Capital Ultra Short Bond Fund, Sterling Capital Short Duration Bond Fund (formerly Sterling Capital Short-Term Bond Fund), Sterling Capital Intermediate U.S. Government Fund, Sterling Capital Total Return Bond Fund, Sterling Capital Corporate Fund, Sterling Capital Securitized Opportunities Fund, Sterling Capital Kentucky Intermediate Tax- Free Fund, Sterling Capital Maryland Intermediate Tax-Free Fund, Sterling Capital North Carolina Intermediate Tax-Free Fund, Sterling Capital South Carolina Intermediate Tax- Free Fund, Sterling Capital Virginia Intermediate Tax-Free Fund, Sterling Capital West Virginia Intermediate Tax-Free Fund, Sterling Capital Strategic Allocation Conservative Fund, Sterling Capital Strategic Allocation Balanced Fund, and Sterling Capital Strategic Allocation Growth Fund, as of September 30, 2014, and the Sterling Capital Long/Short Equity Fund, for the period December 13, 2013 (commencement of operations) to September 30, 2014, twenty-one funds constituting Sterling Capital Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings – Disclosure to the Funds’ Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 27, 2015